EXHIBIT 99.1

Home BancShares, Inc. Adopts Stock Repurchase Program

CONWAY, Ark., Jan. 18, 2008 (PRIME NEWSWIRE) -- Home BancShares, Inc. (Nasdaq:HOMB) today announced that its Board of Directors has approved the adoption of a stock repurchase program. The program authorizes the Company to repurchase up to one million shares of its common stock.

Under the repurchase program, there is no time limit for the stock repurchases, nor is there a minimum number of shares that the Company intends to repurchase. The repurchase program may be suspended or discontinued at any time without prior notice. The timing and amount of any repurchases will be determined by management, based on its evaluation of current market conditions and other factors. The stock repurchase program will be funded using the Company's cash balances, which the Company believes are adequate to support the stock repurchase program and the Company's normal operations.

Home BancShares, Inc. is a financial holding company, headquartered in Conway, Arkansas, with six wholly owned bank subsidiaries that provide a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities. Four of the bank subsidiaries are located in the central Arkansas market area, a fifth serves Stone County in north central Arkansas, and a sixth serves the Florida Keys and southwestern Florida. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB".

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares Inc.'s financial results are included in its Form 10-K, filed with the Securities and Exchange Commission.

CONTACT:  Home BancShares, Inc.
          Brian S. Davis, Investor Relations Officer
          (501) 328-4770